3: E

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) July 29, 2003

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware    19898
(Address of principal executive offices)

Registrant's telephone number, including area code:    (302) 774-1000

Item 7. Financial Statements and Exhibits

(c)	Exhibits - The following exhibit is furnished pursuant to the disclosure included under Item 12 of this Form 8-K.

99	Copy of the Registrant's Earnings News Release dated July 29, 2003.

Item 12. Results of Operations and Financial Condition

            On July 29, 2003, the Registrant announced its consolidated financial results for the quarter ended June 30, 2003. A copy of the Registrant's earnings news release is furnished as Exhibit 99 to this report on Form 8-K. The information contained in Item 12 of this report on Form 8-K, including Exhibit 99, shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, nor incorporated by reference in any registration statement filed by the Registrant under the Securities Act of 1933, as amended.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

July 29, 2003

EXHIBIT 99

July 29, 2003	Contact:	Clif Webb
WILMINGTON, Del.		302-774-4005
r-clifton.webb@usa.dupont.com

DUPONT REPORTS SECOND QUARTER 2003 EARNINGS

Summary

  Reported second quarter 2003 earnings per share were $.67 compared to $.54 in the prior year.
  Consolidated net sales were $7.4 billion, up 10 percent over the prior year.
  Before special items, second quarter earnings were $.62 per share, exceeding the company's outlook for the quarter. Earnings per share before special items in the second quarter of 2002 were $.71.
  The Agriculture & Nutrition and Safety & Protection segments delivered strong double-digit revenue and earnings growth for both the second quarter and the first half of 2003. This strong performance, together with a lower effective tax rate across all segments, helped mitigate the effects of significantly higher raw material costs in DuPont Textiles & Interiors (DTI) and Performance Materials.

Earnings Comparisons*
($ per share diluted)

			6 Months	6 Months
	2Q 2003	2Q 2002	YTD 2003	YTD 2002
Reported	.67	.54	1.24	1.01
Special Items	.05	(.17)	.01	(.25)
Before Special Items	.62	.71	1.23	1.26

*	Excludes cumulative effect of changes in accounting principles of $(.03) first quarter and year-to-date 2003 and $(2.94) first quarter and year-to-date 2002.

            "Our businesses are performing well in a difficult economy. We continue to drive top line growth while controlling costs, improving productivity and investing for the future," said DuPont Chairman and Chief Executive Officer Charles O. Holliday, Jr. "Our operating discipline is helping to offset significant increases in the cost of energy and raw materials."

Global Consolidated Net Sales and Net Income
            Consolidated net sales totaled $7.4 billion compared to $6.7 billion in second quarter 2002, up 10 percent. This includes a 1 percent benefit from higher local selling prices, a 5 percent benefit from currency and 4 percent growth from the net impact of acquired and divested businesses.
            Second quarter net income was $675 million, or $.67 per share, compared to $543 million, or $.54 per share, in the second quarter of 2002. The increase in income principally reflects the absence of prior-year restructuring and facilities shut-down costs.
            Special items, which are described in the notes accompanying the financial statements, totaled an after-tax benefit of $52 million, or $.05 per share, in the second quarter 2003 versus a net after-tax charge of $168 million, or $.17 per share, last year, as shown in the table below:

SPECIAL ITEMS
	$MM Pretax		$MM After-Tax		($ Per Share)
	2003	2002	2003	2002	2003	2002
1st Quarter Total	(78)	(72)	(51)	(73)	(.05)	(.07)
2nd Quarter:
Ag & Nutr. - The Solae Company Non-op. Gain	62		41.04
Textiles & Interiors - Unifi Settlement	16		10.01
Gain on Canadian Currency Contract	30		18.02
Minority Interest Redemption	(28)		(17)		(.02)
Textiles & Interiors - Restructuring		(209)		(143)		(.14)
Ag & Nutr. - Facility Shutdown / Product Exit		(84)		(54)		(.05)
Litigation - Discontinued Vitamin Business		(50)		(31)		(.03)
Early Extinguishment of Debt		(21)		(17)		(.02)
Net Tax Settlements				65.06
Pharmaceuticals Gain Adjustment		19		12.01
2nd Quarter Total	80	(345)	52	(168)	.05	(.17)

            Income before special items was $623 million, or $.62 per share, versus $711 million, or $.71 per share, in the second quarter 2002. Significantly higher raw material costs and non-cash pension expense were partly offset by benefits from lower taxes, currency, and reductions in other fixed costs.

Segment Sales
            Worldwide and regional segment sales and related variances for the second quarter 2003 compared with the second quarter 2002 are summarized below. Segment sales include transfers and a pro rata share of equity affiliate sales.

	Segment Sales		% Change Due To
	2Q'03	% Change	Local	Currency
	$B	vs. 2Q'02	Price	Effect	Volume	Other*
Worldwide	8.2	11	1	5	0	5
U.S.	3.9	5	1	0	(2)	6
Europe	2.2	23	0	18	1	4
Asia Pacific	1.3	9	(1)	2	7	1
Canada, Mexico,
South America	0.8	13	7	4	(2)	4

*	Net impact of acquisitions and divestitures and a change in management reporting for DTI intersegment transfers.

  Worldwide volumes were flat overall but increased in four of the six operating segments.
  Acquisitions (included in "other") added 3 percent to worldwide top line growth.
  Local selling prices improved versus prior year, the first year-over-year gain since second quarter 2001.

Business Segment Performance
          Comments on individual segment sales and after-tax operating income (ATOI) for the second quarter 2003 compared with the second quarter 2002 are summarized below. All segments had a benefit to sales ranging from 4-7 percent resulting from the currency effect of the weaker dollar. Additional segment information is available to investors and the public via the earnings data section of the DuPont Investors section on dupont.com.

  Agriculture & Nutrition - The segment delivered record sales and earnings for the first half of 2003. Second quarter sales of $1.9 billion were 21 percent higher reflecting 5 percent higher U.S. dollar selling prices, 7 percent higher volume, and a 9 percent benefit attributable to additional sales from the acquisition of Liqui-Box and from The Solae Company, a newly formed venture with Bunge Limited. ATOI was $382 million versus $232 million, up 65 percent. The second quarter 2002 included an after-tax charge of $54 million for special items, while second quarter 2003 includes a $41 million gain on the formation of The Solae Company. Operating results reflect higher sales, particularly of production agriculture products, and a lower effective tax rate, which more than offset the negative impact of higher non-cash pension expense.
  Coatings & Color Technologies - Sales of $1.4 billion were up 8 percent principally reflecting 10 percent higher U.S. dollar selling prices partly offset by lower volume. ATOI declined 3 percent to $132 million, as higher local prices and a lower effective tax rate essentially offset higher non-cash pension expense.

  Electronic & Communication Technologies - Sales of $0.7 billion were up 8 percent, reflecting acquisition-related sales growth and higher volumes and prices. ATOI was $39 million versus $57 million last year. Earnings declined as to higher raw material costs in fluoroproducts, start-up costs for Display Technologies, and non-cash pension expense more than offset the benefits of higher revenue and a lower effective tax rate.
  Performance Materials - Sales of $1.4 billion were up 5 percent due to 3 percent higher volume, 3 percent higher U.S. dollar selling prices, and a 1 percent reduction due to the divestiture of the DuPontTM Clysar® shrink film business. ATOI of $73 million was down 41 percent due to significantly higher raw material and non-cash pension costs.
  Pharmaceuticals - ATOI was $54 million versus $72 million last year. Last year's second quarter included a $12 million benefit to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals.
  Safety & Protection - Sales of $1.1 billion were up 19 percent due to 2 percent higher volumes, 10 percent higher U.S. dollar selling prices, and acquisitions. ATOI grew 18 percent to $140 million reflecting increased revenue and a lower effective tax rate. Higher earnings from nonwoven and aramid products more than offset higher non-cash pension expense.
  Textiles & Interiors (DTI) - Sales were $1.8 billion. Excluding the impact of the change in management reporting for intersegment transfers, sales were down 2 percent. This reflects 6 percent lower volume partly offset by 4 percent higher U.S. dollar selling prices. ATOI was $17 million versus a loss of $50 million last year. Setting aside special items, ATOI was $7 million versus $93 million last year. This reflects significantly higher raw material and non-cash pension costs, partly offset by reductions in cash fixed costs.

Other Items

          In preparation for the planned separation of DTI, the company:

  Successfully completed the tender offer for the shares of DuPont Canada not already owned by DuPont. The value of the transaction is approximately $1.1 billion, to be paid in two stages in the second and third quarters.
  Redeemed Minority Interest Structures of $2 billion. The impact on the balance sheet will be a reduction of Minority Interest and a corresponding increase in debt.
  Purchased manufacturing assets in synthetic leases for $80 million.

          In addition, to take advantage of the current interest rate environment, the company plans to refinance additional assets in synthetic leases and accounts receivable securitizations, amounting to approximately $700 million in the third quarter.

Earnings Outlook

          DuPont expects its businesses to continue to perform well in the marketplace, as reflected by market share, product mix and pricing. The businesses will continue to manage cash fixed costs to mitigate the impact of higher raw material and non-cash pension expense. The company also anticipates continued higher U.S. dollar pricing and some level of improved end-market demand in the second half versus the prior year.
          As discussed in earlier outlooks, the company will incur higher non-cash pension and stock option expense versus the prior year. On an earnings per share basis, this is a negative impact of approximately $0.40 per share, spread evenly across the quarters. The company now expects its cost of goods to reflect high energy and related raw material costs for the remainder of 2003. On an earnings per share basis, the company estimates the year-over-year impact of higher variable costs to be approximately $0.60 for the year, $0.28 of which has already occurred. And the company now estimates that its full-year base income tax rate will be about 27.5 percent. This compares to 24.2 percent in 2002.
          From a regional perspective, DuPont expects to return to double-digit year-over-year volume growth in Asia in the second half of 2003. There is less confidence in the precise timing and pace of improvement in U.S. industrial production - and this is a key factor in forecasting the company's revenues and earnings. Recent month-to-month results for DuPont businesses do not yet signal a clear inflection point in U.S. demand for manufactured goods. This uncertainty is also reflected in the wide range of current First Call 2003 full-year earnings estimates for DuPont ($1.60 - $2.10).
          However, leading economic indicators have begun to trend positively, providing some optimism for resumed growth of U.S. industrial production in the second half of 2003. If such growth does not occur until late in the second half, the company maintains a bias toward the lower end of the current First Call range. If growth in U.S. industrial production is early and robust, the company sees upside toward the middle of the First Call range.
          DuPont is a science company. Founded in 1802, DuPont puts science to work by solving problems and creating solutions that make people's lives better, safer and easier. Operating in more than 70 countries, the company offers a wide range of products and services to markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by DuPont, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the company does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of agricultural products.

# # #

7/29/03

The DuPont Oval, DuPont™ , The miracles of science™ , and Clysar® , are registered trademarks or trademarks of DuPont or its affiliates.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES
	Three Months Ended		Six Months Ended
CONSOLIDATED INCOME STATEMENT	June 30,		June 30,
(Dollars in millions, except per share)	2003	2002	2003	2002

NET SALES	$7,369	$6,700	$14,377	$12,842
Other Income(a)	146	25	324	82

Total	7,515	6,725	14,701	12,924

Cost of Goods Sold and Other Operating Charges(b)	5,063	4,369	9,918	8,353
Selling, General and Administrative Expenses	786	727	1,516	1,372
Depreciation	342	314	671	619
Amortization of Intangible Assets	61	50	117	101
Research and Development Expense	357	319	672	606
Interest Expense(c)	87	110	168	200
Employee Separation Costs and Write-Down of Assets(d)	-	246	-	255
Gain on Sale of DuPont Pharmaceuticals(e)	-	(19)	-	(19)
Gain on Issuance of Shares by Subsidiary - Non-operating(f)	(62)	-	(62)	-

Total	6,634	6,116	13,000	11,487

INCOME BEFORE INCOME TAXES AND
MINORITY INTERESTS	881	609	1,701	1,437
Provision for Income Taxes(g)	168	35	399	363
Minority Interests in Earnings of Consolidated Subsidiaries(h)	38	31	63	52

INCOME BEFORE CUMULATIVE EFFECT OF CHANGES
IN ACCOUNTING PRINCIPLES	675	543	1,239	1,022
Cumulative Effect of Changes in Accounting Principles,
Net of Income Taxes(i)	-	-	(29)	(2,944)

NET INCOME (LOSS)	$ 675	$ 543	$ 1,210	$ (1,922)

BASIC EARNINGS (LOSS) PER SHARE OF
COMMON STOCK(j)(k)
Income before Cumulative Effect of Changes in
Accounting Principles	$ .67	$ .54	$ 1.24	$ 1.02
Cumulative Effect of Changes in Accounting Principles	-	-	(0.03)	(2.96)

Net Income (Loss)	$ .67	$ .54	$ 1.21	$ (1.94)

DILUTED EARNINGS (LOSS) PER SHARE OF
COMMON STOCK(j)(k)
Income before Cumulative Effect of Changes in
Accounting Principles	$ .67	$ .54	$ 1.24	$ 1.01
Cumulative Effect of Changes in Accounting Principles	-	-	(0.03)	(2.94)

Net Income (Loss)	$ .67	$ .54	$ 1.21	$ (1.93)

DIVIDENDS PER SHARE OF COMMON STOCK	$ .35	$ .35	$ .70	$ .70

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
(a)

Second quarter 2003 includes an exchange gain of $30 resulting from a currency contract purchased to offset movement in the Canadian dollar in connection with the Company's acquisition of minority shareholders' interest in DuPont Canada, and a benefit of $16 from the favorable settlement of arbitration related to the Unifi Alliance..

Year-to-date 2002 includes an exchange loss of $63 resulting from the mandatory conversion of the Company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate.

(b)	Year-to-date 2003 includes a charge of $78 to provide for settlement of the 1995 Benlate® shareholder litigation case.

Second quarter 2002 includes charges of $47 to write off inventory associated with discontinued specialty herbicide products and $50 to establish a reserve related to vitamins litigation associated with a previously divested business.

(c)	Second quarter 2002 includes a charge of $21 for the early extinguishment of $242 of outstanding debentures, which principally represents premiums paid to investors.

(d)

During second quarter 2002, the Company recorded a charge of $209 related to restructuring and asset write-downs in the Textiles & Interiors segment. This charge includes $154 associated with separation costs for approximately 2,000 employees and $55 related to the shutdown and dismantlement of several facilities. In addition, second quarter 2002 includes a charge of $37 within the Agriculture & Nutrition segment associated with an expected loss on the pending sale of a European manufacturing facility.

Year-to-date 2002 also includes a charge of $39 to withdraw from a polyester joint venture in China. This charge is partly offset by a benefit of $30 resulting principally from a favorable litigation settlement associated with exiting a nylon joint venture in China.

(e)	During second quarter 2002, a benefit of $19 was recorded to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals.

(f)	Second quarter 2003 includes a $62 non-operating gain associated with the formation of a majority-owned venture, The Solae Company, with Bunge Limited.

(g)

Second quarter 2002 includes a net $65 non-cash benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency. In addition, the second quarter 2002 tax provision reflects income tax benefits associated with losses on forward exchange contracts that were entered into pursuant to the Company's ongoing program to reduce foreign currency exchange exposure.

(h)

Second quarter 2003 includes a charge of $28 ($17 after-tax) for the early extinguishment of the Company's Minority Interest Structures in preparation for the planned separation of DuPont Textiles and Interiors.

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT - (CONT'D)
(i)

On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record an asset and related liability for the costs associated with the retirement of a long-lived tangible asset if a legal liability to retire the asset exists. The Company recorded a cumulative effect adjustment to income of $29.

The Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," resulted in a cumulative effect adjustment to income of $2,944 effective January 1, 2002.

(j)	Earnings per share are calculated on the basis of the following average number of common shares outstanding:

	Three Months Ended		Six Months Ended
	June 30		June 30
	Basic	Diluted	Basic	Diluted

2003	996,617,369	1,000,066,463	996,187,018	999,131,670
2002	993,682,606	999,146,015	994,723,757	1,000,197,623

(k)	Year-to-date earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES
	Three Months Ended		Six Months Ended
CONSOLIDATED SEGMENT INFORMATION(a)	June 30,		June 30,
(Dollars in millions)	2003	2002	2003	2002

SEGMENT SALES(b)
Agriculture & Nutrition	$1,886	$1,558	$ 3,676	$ 3,164
Coatings & Color Technologies	1,419	1,312	2,688	2,449
Electronic & Communication Technologies	737	682	1,414	1,260
Performance Materials	1,354	1,292	2,690	2,455
Safety & Protection	1,061	892	2,046	1,719
Textiles & Interiors	1,779	1,681	3,496	3,120
Other	4	2	7	10

Total Segment Sales	8,240	7,419	16,017	14,177

Elimination of Transfers	(254)	(92)	(473)	(187)
Elimination of Equity Affiliate Sales	(617)	(626)	(1,167)	(1,149)
Miscellaneous	-	(1)	-	1

CONSOLIDATED NET SALES	$7,369	$6,700	$14,377	$12,842

AFTER-TAX OPERATING INCOME (LOSS) (ATOI)
Agriculture & Nutrition(c)	$ 382	$ 232	$ 760	$ 555
Coatings & Color Technologies	132	136	206	221
Electronic & Communication Technologies	39	57	60	102
Performance Materials	73	124	148	208
Pharmaceuticals(d)	54	72	149	123
Safety & Protection	140	119	268	222
Textiles & Interiors(e)	17	(50)	12	(30)
Other(f)	(37)	(53)	(106)	(73)

Total Segment ATOI	800	637	1,497	1,328

Interest & Exchange Gains and Losses(g)	(16)	(67)	(59)	(189)
Corporate Expenses(h)	(85)	(19)	(168)	(97)
Corporate Minority Interest(i)	(24)	(8)	(31)	(20)

Income Before Cumulative Effect of Changes
in Accounting Principles	675	543	1,239	1,022

Cumulative Effect of Changes in Accounting Principles(j)	-	-	(29)	(2,944)

NET INCOME (LOSS)	$ 675	$ 543	$ 1,210	$ (1,922)

FOOTNOTES TO CONSOLIDATED SEGMENT INFORMATION
(a)	Certain reclassifications of segment data have been made to reflect 2003 changes in organizational structure.

(b)	Includes transfers and pro rata share of equity affiliate sales. Beginning in 2003, Textiles & Interiors segment sales include transfers of intermediates to Performance Materials.

(c)	Second quarter 2003 includes a $41 non-operating gain associated with the formation of a majority- owned venture, The Solae Company, with Bunge Limited.

Second quarter 2002 includes charges of $29 to write off inventory associated with discontinued specialty herbicide products and $25 associated with an expected loss on the pending sale of a European manufacturing facility.

(d)	Second quarter 2002 includes a gain of $12 to reflect final settlement with Bristol-Myers Squibb in connection with the sale of DuPont Pharmaceuticals.

(e)	Second quarter 2003 includes a benefit of $10 from the favorable settlement of arbitration related to the Unifi Alliance.

Second quarter 2002 includes charges of $100 related to employee separation costs for approximately 2,000 employees and $43 related to facility shutdowns. Year-to-date 2002 also includes a charge of $29 to withdraw from a polyester joint venture in China, partly offset by a benefit of $19 resulting principally from a favorable litigation settlement associated with exiting a nylon joint venture in China.

(f)	Year-to-date 2003 includes a charge of $51 to provide for settlement of the 1995 Benlate® shareholder litigation case.

Second quarter 2002 includes a charge of $31 to establish a reserve related to vitamins litigation associated with a previously divested business.

(g)

Second quarter 2003 includes an exchange gain of $18 resulting from a currency contract purchased to offset movement in the Canadian dollar in connection with the Company's acquisition of minority shareholders' interest in DuPont Canada.

Second quarter 2002 includes a charge of $17 associated with the early extinguishment of outstanding debentures. Year-to-date 2002 also includes an exchange loss of $63 resulting from the mandatory conversion of the Company's U.S. dollar-denominated trade receivables to Argentine pesos and moving from a preferential to a free-market exchange rate.

(h)

Second quarter 2002 includes a net $65 non-cash benefit, principally due to agreement on certain prior year audit issues previously reserved for, partly offset by the establishment of a reserve for an additional tax contingency.

(i)	Represents a rate of return to minority interest investors who made capital contributions to consolidated subsidiaries.

Second quarter 2003 includes a charge of $17 for the early extinguishment of the Company's Minority Interest Structures in preparation for the planned separation of DuPont Textiles and Interiors.

(j)

On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record an asset and related liability for the costs associated with the retirement of a long-lived tangible asset if a legal liability to retire the asset exists. The Company recorded a cumulative effect adjustment to income of $29.

The Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," resulted in a cumulative effect adjustment to income of $2,944 effective January 1, 2002.

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

SEGMENT SALES(a)
(2st QUARTER 2003 VS. 2st QUARTER 2002)
	Segment Sales
	Three Months Ended		Percentage Change Due to:
	June 30		U.S. $
	$	% Chg.	Price	Volume	Other(b)

Agriculture & Nutrition	$1,886	21%	5%	7%	9%
Coatings & Color Technologies	1,419	8	10	(3)	1
Electronic & Communication Technologies	737	8	2	1	5
Performance Materials	1,354	5	3	3	(1)
Safety & Protection	1,061	19	10	2	7
Textiles & Interiors	1,779	6	4	(6)	8
Other	4	100	-	100	-

Total	$8,240	11%	6%	- %	5%

(a)	Includes transfers and pro rata share of equity affiliate sales.
(b)

Includes impacts from the sale of Clysar® , acquisitions of Liqui-Box, ChemFirst and Renpar S.A., and formation of The Solae Company. In preparation for the planned separation, Textiles & Interiors segment sales include market-based transfers of intermediates to Performance Materials beginning in 2003.

SEGMENT INFORMATION
EXCLUDING IMPACT OF SPECIAL	Three Months Ended			Six Months Ended
ITEMS -	June 30			June 30
(Dollars in millions)	2003	2002	% Chg.	2003	2002	% Chg.

AFTER-TAX OPERATING INCOME
Agriculture & Nutrition	$341	$286	19%	$ 719	$ 609	18%
Coatings & Color Technologies	132	136	(3)	206	221	(7)
Electronic & Communication
Technologies	39	57	(32)	60	102	(41)
Performance Materials	73	124	(41)	148	208	(29)
Pharmaceuticals	54	60	(10)	149	111	34
Safety & Protection	140	119	18	268	222	21
Textiles & Interiors	7	93	(92)	2	123	(98)
Other	(37)	(22)	N/M	(55)	(42)	N/M

Total Segment ATOI	749	853	(12)	1,497	1,554	(4)

Interest & Exchange Gains and Losses	(34)	(50)		(77)	(109)
Corporate Expenses	(85)	(84)		(168)	(162)
Corporate Minority Interest	(7)	(8)		(14)	(20)

INCOME BEFORE SPECIAL ITEMS
AND CUMULATIVE EFFECT OF
CHANGES IN ACCOUNTING
PRINCIPLES	$623	$711	(12)%	$1,238	$ 1,263	(2)%

Special Items	52	(168)		1	(241)

INCOME BEFORE CUMULATIVE
EFFECT OF CHANGES IN
ACCOUNTING PRINCIPLES	675	543		1,239	1,022

Cumulative Effect of Changes in
Accounting Principles	-	-		(29)	(2,944)

NET INCOME (LOSS)	$675	$543		$1,210	$(1,922)

E. I. DUPONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES

FINANCIAL SUMMARY
(Dollars in millions, except per share)

	2nd Quarter 2003	YTD 2003
	Versus	Versus
	2nd Quarter 2002	YTD 2002
Variance Analysis: Income
Before Cumulative Effect of
Changes in Accounting
Principles

Local Prices	$ 30	$ (5)
Volume	10	120
Costs	(255)	(440)
Currency	45	120
Other Income	10	65
Other (mostly Taxes)	72	115

Total Before Special Items	(88)	(25)

Special Items	220	242

Total	$ 132	$ 217

	Three Months Ended			Six Months Ended
	June 30			June 30
	2003	2002	% Chg.	2003	2002	% Chg.
Selected Income Statement Data -
Excluding Impact of Special Items
And Cumulative Effect of Changes
In Accounting Principles

Consolidated Net Sales	$7,369	$6,700	10%	$14,377	$12,842	12%
Segment Sales	8,240	7,419	11	16,017	14,177	13
Segment ATOI*	749	853	(12)	1,497	1,554	(4)
EBIT*	839	1,011	(17)	1,786	1,977	(10)
EBITDA*	1,227	1,360	(10)	2,544	2,667	(5)
Income	623	711	(12)	1,238	1,263	(2)
EPS - Diluted	0.62	0.71	(13)	1.23	1.26	(2)

*	See Reconciliation of Non-GAAP Measures.